EXHIBIT 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Lennar Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Debt	5.200% Senior Notes due 2030	457(r)	$700,000,000	99.969%	$699,783,000	$ 153.10 per $1 million	$107,136.78

	Total Offering Amounts					$699,783,000		$107,136.78

	Total Fees Previously Paid

	Net Fee Due							$107,136.78
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
The maximum aggregate amount of this offering is $
700,000,000
.